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                                                                    EXHIBIT 99.3

FOR IMMEDIATE RELEASE                         CONTACT:   W. Michael Smith
                                                         Chief Operating Officer
                                                         (972) 301-2450
                                                         www.minorplanetusa.com

MINORPLANET SYSTEMS USA, INC. ANNOUNCES MAJORITY OWNERSHIP TO END WITH MINORPLANET SYSTEMS PLC'S TRANSFER OF 42.1 PERCENT OF COMPANY'S OUTSTANDING COMMON STOCK

RICHARDSON, TEXAS, AUG. 21, 2003 - Minorplanet Systems USA, Inc. (NASDAQ: MNPL), a leading provider of telematics-based management solutions for commercial fleets, today announced that it signed a binding letter of agreement to end the majority ownership position of Minorplanet Systems PLC (MPUK), which currently holds 62 percent (30 million shares) of the outstanding common stock of Minorplanet Systems USA, Inc. (MPUSA).

Under terms of the agreement, and subject to certain conditions to closing discussed below, MPUK will transfer 20.4 million shares of MPUSA common stock to Erin Mills Investment Corporation for a nominal amount. Following the transfer, Erin Mills will hold 22.2 million shares of MPUSA common stock (46.7 percent of the outstanding common stock of MPUSA).

In connection with the MPUK share transfer to Erin Mills, MPUSA also entered into a Stock Repurchase Option Agreement with Erin Mills under which MPUSA has the option to repurchase from Erin Mills up to 19.4 million shares of MPUSA common stock for a nominal purchase price. Erin Mills currently holds approximately 3.8 percent of the company's common stock outstanding. Gerry Quinn, the president of Erin Mills, currently serves on the MPUSA board of directors.

In addition to the foregoing and subject to certain closing conditions discussed below, the following items have also been agreed to between MPUSA and MPUK:

     - MPUK will irrevocably waive certain approval rights, including the right to appoint members to the MPUSA board, as are currently provided for in the Stock Purchase and Exchange Agreement dated Feb. 14, 2001.

     - MPUK will waive $1.8 million of accrued executive consulting fees that it had previously billed to MPUSA.

     - The Exclusive License and Distribution Agreement, which grants to MPUSA's subsidiary a 99-year, royalty-free, exclusive right and license to market, sell and commercially exploit the Vehicle Management Information(TM) (VMI(TM)) technology in the United States, Canada and Mexico, will be amended to grant MPUK, or its designee, the right to market and sell the VMI technology, on a non-exclusive basis, in the Northeast region of the United States. MPUSA will retain the right to market and sell the VMI technology under the Minorplanet name and logo in this Northeast region.

     - MPUK will obtain anti-dilution rights from MPUSA, under which it will have the right to subscribe for and to purchase at the same price per share as the offering or private sale, that number of shares necessary to maintain the lesser of (i) the percentage holdings of MPUSA stock on the date of subscription or (ii) 19.9 percent of MPUSA's issued and outstanding common stock.

                                    - MORE -

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MINORPLANET SYSTEMS USA ANNOUNCES MAJORITY OWNERSHIP TO END WITH MINORPLANET
SYSTEMS PLC -- PAGE 2

The closing of all of the proposed transactions is subject to the receipt of the approval of the shareholders of MPUK, including the approval of the related shareholders' circular soliciting such shareholder approval by the United Kingdom Listing Authority.

"We believe that the decision of MPUK's management to significantly reduce their common stock ownership in our company is a very positive event that will provide us with the opportunity to substantially improve the growth potential of our company," said W. Michael Smith, chief operating officer of Minorplanet Systems USA. "Once the transfer of these shares to Erin Mills is completed, the Stock Repurchase Option Agreement should provide us with the opportunity for future fund raising with less dilution to existing shareholders, or we can retire and cancel such shares from treasury, or do a combination of the two."

ABOUT MINORPLANET SYSTEMS USA, INC.

Minorplanet Systems USA, Inc. (minorplanetusa.com) markets, sells and supports Vehicle Management Information(TM) (VMI(TM)), a state-of-the-art fleet management solution that contributes to higher customer revenues and improved operator efficiency. VMI combines the technologies of the global positioning system (GPS) and wireless vehicle telematics to monitor vehicles, minute by minute. The company also markets, sells and supports a customized, GPS-based fleet management solution for large fleets like SBC Communications, Inc., which has approximately 34,000 installed vehicles now in operation.

Headquartered in Richardson, Texas, Minorplanet currently markets its VMI fleet management technology in the Dallas/Fort Worth, Houston, Atlanta, Los Angeles and Austin, Texas, markets, with plans for expanding into other metro markets in the future.

LEGAL NOTICE TO INVESTORS: Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company "expects," "believes," "anticipates" or words of similar import. Similarly, statements that describe the company's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements generally involve known and unknown risks, uncertainties and other facts, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: ability to raise capital; acceptance of new product offerings; ability to achieve and maintain margins during periods of rapid expansion; availability of capital to fund expansion; market conditions; general economic and business conditions; business abilities and judgment of management and personnel; and changes in business strategy and competition. For a listing of risks applicable to the future prospects of the company, please refer to the reports filed with the SEC, such as recent 10-K and 10-Q Reports.

"Minorplanet" is a federally registered trademark and service mark of Minorplanet Limited. "Vehicle Management Information," "VMI," "Minorplanet Systems USA" and orb logotype are trademarks and service marks of Minorplanet Limited.

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                                                                       (MNPL304)